Exhibit 4.12

AMENDED AND RESTATED NOTE SUBSCRIPTION AGREEMENT

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW.  THEY ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D (“REGULATION D”) PROMULGATED UNDER THE ACT.  THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THOSE LAWS.

THIS NOTE SUBSCRIPTION AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.  INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.  IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND THE RISKS INVOLVED.  THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED OR DETERMINED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            This Amended and Restated Note Subscription Agreement (this “Agreement”) dated as of February __, 2014 is executed by the purchasers set forth on the signature pages hereto (each, a “Purchaser”, and together, the “Purchasers”) in connection with the subscription by the Purchasers for certain senior secured convertible promissory notes (each, a “Note”, and together, the “Notes” (which terms shall be deemed to include any and all senior secured convertible promissory notes issued pursuant to the “rights offering” referred to in Section 6.5 below)) of Environmental Solutions Worldwide, Inc., a Florida corporation (the “Company”).  The terms of the Notes are set forth in the form of Note attached hereto as Exhibit A.

            WHEREAS, the Purchasers entered into that certain Note Subscription Agreement dated as of March 22, 2013 (the “Original Agreement”), pursuant to which the Purchasers purchased Notes in an aggregate principal amount of $5,000,000 (U.S.).

            WHEREAS, pursuant to Section 6.5 of the Original Agreement, the Company is conducting a rights offering (the “Rights Offering”) pursuant to which it is offering holders of its common stock the right to purchase up to their pro-rata Company ownership amount of $4,596,929 (U.S.) aggregate principal amount of Company senior secured convertible promissory notes that are substantially similar to the Notes sold to the Purchasers pursuant to the Original Agreement (the “New Notes”).

KL2 2831962.3

            WHEREAS, the Company and the Purchasers wish to provide that the purchasers of the New Notes shall be deemed to be third party beneficiaries of this Agreement for certain purposes and, in connection therewith, desire to amend and restate the Original Agreement in its entirety as follows:

1.         Purchase and Sale of Notes

            (a)       Subject to the terms and conditions hereof, the Company has authorized the issuance and sale of the Notes to the Purchasers at the Closings (as defined below).

            (b)       At the initial closing of the transactions contemplated hereby which will occur simultaneously with the execution of this Agreement (the “Initial Closing”), subject to the terms and conditions of this Agreement, each Purchaser hereby purchases, and the Company hereby issues and sells to each Purchaser the Notes (each an “Initial Note” and collectively the “Initial Notes”) in the aggregate original principal amount of One Million Four Hundred Thousand Dollars ($1,400,000 (U.S.)), allocated among the Purchasers in the principal amounts set forth under the heading “Initial Note Principal Amount” on Schedule I attached hereto.

            (c)       At any time prior to March 22, 2014, the Company (with the prior approval of the Company’s board of directors) may elect, upon advance notice of not less than ten (10) business days to the Purchasers, to have one or more additional closings (each a “Subsequent Closing” and collectively, the “Subsequent Closings” and together with the Initial Closings, the “Closings”) at which each Purchaser shall be required (and hereby acknowledges his or its obligation) to purchase additional Notes (each a “Subsequent Note”, and collectively, the “Subsequent Notes” and together with the Initial Notes which are each included within the “Notes” definition) for up to an aggregate principal amount (including all the amounts paid at the Initial Closing and all Subsequent Closings) of Three Million Six Hundred Thousand Dollars ($3,600,000 (U.S.)) allocated among the Purchasers in the principal amounts set forth under the heading “Total Commitment Amount” on Schedule I attached hereto.

            (d)       The Company’s agreement with each Purchaser in this Agreement is a separate agreement, and the sale of each Note to each Purchaser is a separate sale.  No Purchaser shall have any obligation to purchase any Note not purchased by another Purchaser.

2.         Purchasers’ Representations and Covenants; Access to Information Independent  Investigation

            Each Purchaser represents and warrants to, and covenants with, the Company, solely on his or its own behalf and on behalf of each person or entity for which such Purchaser is acting as a fiduciary, as follows:

KL2 2831962.3

            2.1       Exempt Transaction; Investment Intent.  (a) The Purchaser is an “accredited investor” as the term is defined in Rule 501(a) under the Act and (b) the Purchaser is purchasing Notes for his or its own account (or for beneficiaries’ accounts over which the Purchaser has investment discretion) and not with a view of reselling the Notes in violation of the Securities Act.

            2.2       Independent Investigation.  The Purchaser, in purchasing his or its Notes hereunder, has relied upon an independent investigation made by him or it and, to his or its knowledge has, prior to the date hereof, been given access to and the opportunity to examine all books and records of the Company, and all material contracts and documents of the Company; provided, that such investigation shall not affect the Purchaser’s ability to rely on the accuracy of the representations and warranties of the Company set forth herein.  The Purchaser will keep confidential all non-public information regarding the Company that the Purchaser receives from the Company unless disclosure of such information is compelled by a court or other administrative body or, in the opinion of the Purchaser’s counsel, to comply with applicable law.  In making the investment decision to purchase Notes, the Purchaser is not relying on any oral or written representations or assurances from the Company or any other person or any representation of the Company or any other person other than as set forth in this Agreement, the public filings of the Company or in a document executed by a duly authorized representative of the Company making reference to this Agreement.  The Purchaser has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment.  The Purchaser is a sophisticated investor, and an accredited investor as defined in Rule 501 of Regulation D.  The Purchaser has obtained and reviewed the copies of the Company’s Form 10-K Annual Report for the most recent year ended December 31, 2011, Form 10-Q for the most recent fiscal quarter, and copies of all Form 8-K Reports from the beginning of the past fiscal year to the date hereof and is aware that the Company has continued to sustain losses.

            2.3       Economic Risk.  The Purchaser understands and acknowledges that an investment in his or its Notes involves a high degree of risk, including a possible total loss of investment.  The Purchaser represents that he or it is able to bear the economic risk of the investment.  In making this statement, the Purchaser hereby represents and warrants that the Purchaser has adequate means of providing for the Purchaser’s current needs and contingencies.  The Purchaser further represents that the Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment in the Notes to be received by the Purchaser.  Further, the Purchaser represents that it has no present need for liquidity in his or its Notes.

            2.4       No Government Recommendation or Approval.  The Purchaser understands that no United States federal or state agency or similar agency of any other country has passed upon or made any recommendation or endorsement of the Company, this transaction or the subscription of the Notes.

            2.5       No Registration.  The Purchaser understands that the Notes have not been registered under the Act and are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon the representations of the Purchaser contained herein.

KL2 2831962.3

            2.6       No Public Solicitation.  Without conducting any independent investigation, the Purchaser knows of no public solicitation or advertisement of an offer in connection with the proposed issuance and sale of the Notes.

            2.7       Authority.  The Purchaser, (a) if not a natural person, has the full power and authority, and (b) if a natural person, has the legal capacity, to execute, deliver and perform this Agreement and to perform its obligations hereunder.  This Agreement has been duly approved by all necessary action of the Purchaser, as applicable, has been executed by persons duly authorized by the Purchaser, and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

            2.8       No Reliance on Tax Advice.  The Purchaser has reviewed with his, her or its own tax advisors the foreign, federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement.  The Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that the Purchaser (and not the Company) shall be responsible for the Purchaser own income tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

            2.9       Independent Legal Advice.  The Purchaser and the Company acknowledge that each has had the opportunity to review this Agreement and the transactions contemplated by this Agreement and has consulted with its own legal counsel, and other advisors prior to execution of the within Agreement.

            2.10     Acknowledgment.  The Purchaser understands that the Notes are being offered and sold to it in reliance of specific exemptions from the registration requirements of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Notes.

3.         Resales

            The Purchasers acknowledge and agree that the Notes may and will only be resold (a) pursuant to a Registration Statement under the Act; or (b) pursuant to an exemption from registration under the Act.

4.         Legends

            Each Note shall bear a legend similar to the legend set forth below and any other legend, if such legend or legends are reasonably required to comply with state, Federal or foreign law:

KL2 2831962.3

“THIS UNSECURED PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PELDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION OR QUALIFICAITON UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

5.         Representations, Warranties and Covenants of Company

            The Company represents and warrants to, and covenants with, the Purchasers as follows:

            5.1       Organization, Good Standing, and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  The Company and its subsidiaries are duly qualified to transact business and are in good standing as foreign corporations or other entities in each jurisdiction in which the nature of the business conducted or property owned by them makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), earnings, properties, prospects or results of operations of the Company or any of its subsidiaries (a “Material Adverse Effect”).

            5.2       Corporate Condition.  None of the Company’s filings made with the Securities and Exchange Commission (the “Commission”) (such filings, the “SEC Reports”), including, but not limited to, those reports referenced in Section 5.5 below, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.  There have been no material adverse changes in the Company’s business, properties, results of operations, condition (financial or otherwise) or prospects since the date of those reports which have not been disclosed to the Purchasers in writing.  Further, all material non-public information (other than the specific information respecting the sale of the Notes themselves) respecting the Company, its business and its financial condition, as the same would be required to be disclosed in an SEC Report or registration statement (or corresponding prospectus) if the Notes were otherwise being registered for sale by the Company, has been so publicly reported or disclosed prior to the sale of the Notes as contemplated herein.

            5.3       Authorization.  The transactions contemplated by this Agreement and the Transaction Documents (as defined below) have been approved by a majority of disinterested directors.  The Transaction Documents constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms. “Transaction Documents” means, collectively, this Agreement, the Notes, the Security Agreement (the “Security Agreement”) dated on or about the date hereof among certain subsidiaries of the Company and Orchard Capital Corp., as the collateral agent for the Purchasers (in substantially the form attached hereto as Exhibit B), and each of the other documents entered into or delivered by the parties hereto, if any, in connection with the transactions contemplated by this Agreement.

KL2 2831962.3

            5.4       Valid Issuance of the Notes.  When executed and delivered in accordance with the terms hereof for the consideration expressed herein, the Notes will have been issued in compliance with all applicable U.S. federal securities laws.  Upon issue, each Purchaser will acquire good and marketable title to the Notes, free and clear of all liens, claims and encumbrances.  Subject in part to the truth and accuracy of each Purchaser’s representations set forth in this Agreement, the offer, sale and issuance of the Notes contemplated by this Agreement are exempt from the registration pursuant to any applicable securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

            5.5       Current Public Information.  The Company is a “reporting issuer” and it has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has filed all the materials required to be filed as reports pursuant to the Exchange Act for a period of at least twelve (12) months preceding the date hereof (or for such shorter period as the Company was required by law to file such material).  All such reports (including, without limitation, the SEC Reports) complied in all material respects with all applicable requirements of Federal securities laws and the rules and regulations promulgated thereunder.  The Purchaser has obtained copies of the Company’s Form 10-K Annual Report for the most recent year ended December 31, 2011, Form 10-Q for the most recent fiscal quarter, and copies of all Form 8-K Reports from the beginning of the Company’s past fiscal year to the date of execution of the within Agreement.

            5.6       No Directed Selling Efforts in Regard to this Transaction.  The Company has not, and, to the best of the Company’s knowledge, neither the Purchasers nor any distributor, if any, participating in the offering of the Notes nor any person acting for the Company or any such distributor has conducted any “directed selling efforts” as that term is defined under the Act.  Such activity includes, without limitation, the making of printed material available to investors, the holding of promotional seminars, the placement of advertisements with radio or television stations which discuss the offering of the Notes.

            5.7       No Conflicts.  The execution and delivery of this Agreement and the consummation of the issuance of the Notes and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or bylaws of the Company, or any indenture, credit agreement, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of its or any of its subsidiaries’ properties or assets are bound, or any existing applicable decree, judgment or order of any court, Federal or State regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its subsidiaries or any of its or any of its subsidiaries’ properties or assets.

KL2 2831962.3

            5.8       Issuance of Notes.  The Company will issue each Note in the name of the applicable Purchaser.  Nothing in this section shall affect in any way each Purchaser’s obligations and agreement to comply with all applicable securities laws upon resale of his or its Notes.

            5.9       No Action.  The Company has not taken and will not take any action that will affect in any way each Purchaser’s ability to resell his or its Notes in accordance with applicable securities laws.

            5.10     Compliance with Laws.  As of the date hereof, the conduct of the business of the Company and its subsidiaries complies (and has complied) in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto.  The Company and its subsidiaries have not received notice of any alleged violation of any statute, law, regulations, ordinance, rule, judgment, order or decree from any governmental authority.  The Company shall comply with all applicable securities laws with respect to the sale of the Notes, including, but not limited to, the filing of all reports required to be filed in connection therewith with the Commission or any other regulatory authority.

            5.11     Litigation.  There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company and its subsidiaries, or any of the Company or its subsidiaries assets or properties, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company and its subsidiaries are not the subject of any pending or, to their knowledge, threatened investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, or the Commission or any state securities commission which have not been disclosed in the reports referred to in Section 5.5.

            5.12     Disclosures.  There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Purchasers that (a) could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) could reasonably be expected, individually or in the aggregate, to materially and adversely affect the ability of the Company to perform its obligations pursuant the Transaction Documents.

            5.13     Capitalization.

(a)       The Company, as of the date of the Initial Closing, will have 250,000,000 shares of Common Stock, par value $0.001 per share (“Shares”) authorized pursuant to its articles of incorporation and 228,213,143 Shares issued and outstanding.  All of the issued and outstanding shares of capital stock of the Company and each of its subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable.  No personal liability attaches to the registered holders of the Common Stock by reason of their being registered holders thereof.

KL2 2831962.3

(b)       Except as set forth on Exhibit C, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company or any of its subsidiaries that is authorized or outstanding, (ii) neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock or other equity securities any evidences of indebtedness or assets of the Company or such subsidiary, (iii) neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock (or other equity securities) or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of its subsidiaries.

                        (c)       All of the issued and outstanding shares of the Company’s and its subsidiaries’ capital stock (or other equity securities) have been offered, issued and sold by the Company and such subsidiaries in compliance with applicable Federal and State securities Laws.

            5.13.    Material Changes.  Except as disclosed in the SEC Reports: (a) the Company and its subsidiaries have not incurred any material liabilities or obligations, indirect, or contingent, or entered into any material oral or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings or prospects of the Company and its subsidiaries; (b) each of the Company and its subsidiaries have not sustained any material loss or interference with its businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (c) except as described in the SEC Reports, the Company and its subsidiaries have not paid or declared any dividends or other distributions with respect to its capital stock and neither the Company nor any of its subsidiaries is in default in the payment of principal or interest on any outstanding debt obligations; (d) there has not been any change in the capital stock of the Company or any of its subsidiaries, other than shares or options issued pursuant to stock option plans or purchase plans approved by the Company’s Board of Directors and repurchases of shares or options pursuant to repurchase plans already approved by the Company’s Board of Directors, or indebtedness material to the Company or any of its subsidiaries (other than the sale of Notes hereunder and in the ordinary course of business); and (e) there has not been any other event or change that would have, individually or in the aggregate, a Material Adverse Effect.

            5.14     Financial Statements.  The consolidated financial statements of the Company and the related notes contained in the SEC Reports present fairly, in accordance with generally accepted accounting principles, the consolidated financial position of the Company and its subsidiaries as of the dates indicated, and the results of their operations, cash flows and the changes in shareholders’ equity for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments.  Such consolidated financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles.  The Company and each of its subsidiaries have fully complied with the Sarbanes-Oxley Act of 2002; however auditor attestation of the Company’s compliance is not currently required.

KL2 2831962.3

            5.15     Stabilization.  Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action which was designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

            5.16     Brokers.  The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or similar payments by any Purchaser relating to this Agreement or the transactions contemplated hereby.

            5.18     Consents.  Except as to filings which may be required under applicable state securities regulations, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or of any court or other tribunal is required by the Company or any of its subsidiaries in connection with the transactions contemplated hereby.  No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company or any of its subsidiaries is a party, or by which any of its properties or assets is bound, is required for the execution, delivery, or performance by the Company of the transactions contemplated by the Transaction Documents.

            5.19     Intellectual Property.  To the Company’s knowledge, the Company or its subsidiaries own, or have the right to use, all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to their business as now conducted without conflicting with or infringing upon the right or claimed right of any person or entity under or with respect to any of the foregoing.  Except for hardware and software licenses entered into in the ordinary course of business, the Company and its subsidiaries are not bound by or a party to any options, licenses or agreements of any kind with respect to patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights of any other person or entity.  The Company and its subsidiaries have not received any communications alleging that the Company or any of its subsidiaries have violated the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.  The Company and its subsidiaries are not aware of any violation by a third party of any of the Company’s or its subsidiaries patents, trade marks, service marks, trade names, copyrights, trade secrets or other proprietary rights.

KL2 2831962.3

            5.20     Foreign Corrupt Practices Act.  Neither the Company or any of its subsidiaries nor any director, officer, agent, or other person acting on behalf of the Company or any of its subsidiaries has, in the course of his or its actions for or on behalf of the Company or any of its subsidiaries violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or the regulations there under.

6.         Additional Covenants of Company

            6.1       Corporate Existence and Taxes.  For as long as any Notes remain outstanding, the Company and its subsidiaries shall, maintain their corporate existence in good standing, and shall pay all taxes when due except for taxes which the Company or its subsidiaries dispute in good faith and for which adequate reserves are established on the Company’s or its subsidiaries books and records.

            6.2       Use of Proceeds.  The Company and/or its subsidiaries shall use all of the net proceeds from the sale of all Notes for the funding of working capital, planned capital investments and other general corporate purposes.

            6.3       Publicity.  Except as may be required by applicable law or regulation, the Company shall not use, directly or indirectly, the Purchaser’s name or the name of any of its affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of holders of Notes representing a majority of the then-outstanding principal balance of the Notes (the “Majority Noteholders”), for the specific use contemplated or as otherwise required by applicable law or regulation.

            6.4       Reports.  The Company shall timely file all reports (if any) required to be filed with the Commission pursuant to the Exchange Act.

            6.5       Rights Offering.  The Company hereby commits to conduct a customary “rights offering” to all of its holders of Common Stock, offering all such holders the right to purchase up to their pro-rata Company ownership amount of Company senior secured convertible promissory notes that are substantially similar to the Notes; provided  that the Company shall not be required to commence such “rights offering” prior to the last Subsequent Closing (or the date the Company acknowledges that no additional Closing shall occur).

7.         Closing Conditions

            The obligation of each of the Purchasers to purchase Notes at the Initial Closing is, and the purchase by the Purchasers of any Subsequent Notes will be, subject to the fulfillment, or the waiver by such Purchasers, of each of the following conditions on or before the applicable Closing Date:

7.1       Accuracy of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of each Closing Date as if made on and as of each Closing Date.

KL2 2831962.3

            7.2       Compliance with Covenants.  The Company shall have performed and complied in all material respects with all agreements and covenants contained in the Transaction Documents.

8.         Collateral Agent

8.1       Appointment of the Collateral Agent.  As further provided in Section 8.4, the Purchasers hereby appoint Orchard Capital Corp. (as the collateral agent under the Transaction Documents) (the “Collateral Agent”) (and the Collateral Agent hereby accepts such appointment) to take any action on their behalf in connection with the Transaction Documents, including, without limitation, the registration of any Collateral (as defined in the Security Agreement) in the name of the Collateral Agent or its nominees prior to or during the continuance of an Event of Default (as defined in the Notes), the application of any cash collateral received by the Collateral Agent to the payment of the obligations under the Notes, the exercise of any remedies given to the Collateral Agent pursuant to the Transaction Documents and the exercise of any authority pursuant to the appointment of the Collateral Agent as an attorney-in-fact pursuant to the Security Agreement that the Collateral Agent deems necessary or proper for the administration of the Collateral pursuant to the Security Agreements.

8.2       Collateral.

(a)       For purposes solely of perfection of the security interests granted to the Collateral Agent, as agent on behalf of the Purchasers, and on its own behalf under this Agreement, the Collateral Agent hereby acknowledges that any Collateral held by the Collateral Agent is held for the benefit of the Purchasers in accordance with this Agreement and the Transaction Documents.  No reference to the Transaction Documents or any other instrument or document shall be deemed to incorporate any term or provision thereof into this Agreement unless expressly so provided.

(b)       The Collateral Agent is to distribute in accordance with the Transaction Documents any proceeds received from the Collateral which are distributable to the Purchasers in proportion to their respective interests in the outstanding obligations under the Notes.

8.3       Action by the Majority Noteholders.

(a)       Certain Actions.  Each of the Purchasers agrees that only the Purchasers representing the Majority Noteholders shall have the right, but not the obligation, to undertake the following actions (it being expressly understood that less than the Majority Noteholders hereby expressly waive the following rights that they may otherwise have under the Transaction Documents):

(i)        Acceleration.  If an Event of Default occurs, after the applicable cure period, if any, the Majority Noteholders may, on behalf of all the Purchasers, instruct the Collateral Agent to provide to the Company notice to cure such default and/or declare the unpaid principal amount of the Notes to be due and payable, together with any and all accrued interest thereon and all costs payable pursuant to such Notes;

KL2 2831962.3

(ii)       Enforcement.  Upon the occurrence of any Event of Default after the applicable cure period, if any, the Majority Noteholders may instruct the Collateral Agent to proceed to protect, exercise and enforce, on behalf of all the Purchasers, their rights and remedies under the Transaction Documents against the Company, and such other rights and remedies as are provided by law or equity;

(iii)      Waiver of Past Defaults.  The Majority Noteholders may instruct the Collateral Agent to waive any Event of Default by written notice to the Company, and the other Purchasers; and

(iv)      Amendment.  Subject to Section 10, the Majority Noteholders may instruct the Collateral Agent to waive, amend, supplement or modify any term, condition or  other provision in the Notes or the Transaction Documents in accordance with the terms of the Notes or Transaction Documents so long as such waiver, amendment, supplement or modification is made with respect to all of the Notes and with the same force and effect with respect to each of the Purchasers.

(b)       Further Actions.  The Majority Noteholders may instruct the Collateral Agent to take any action that it may take under this Agreement by instructing the Collateral Agent in writing to take such action on behalf of all the Purchasers.

8.4       Power of Attorney.

(a)       To effectuate the terms and provisions hereof, the Purchasers hereby appoint the Collateral Agent as their attorney‑in‑fact (and the Collateral Agent hereby accepts such appointment) for the purpose of carrying out the provisions of this Agreement including, without limitation, taking any action on behalf of, or at the instruction of, the Majority Noteholders at the written direction of the Majority Noteholders and executing any consent authorized pursuant to this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable (and lawful) to accomplish the purposes hereof.

(b)       All acts done under the foregoing authorization are hereby ratified and approved and neither the Collateral Agent nor any designee nor agent thereof shall be liable for any acts of commission or omission, for any error of judgment, for any mistake of fact or law except for acts of gross negligence or willful misconduct.

(c)       This power of attorney, being coupled with an interest, is irrevocable while this Agreement remains in effect.

8.5       Expenses of the Collateral Agent.  The Company shall pay any and all reasonable costs and expenses incurred by the Collateral Agent, all waivers, releases, discharges, satisfactions, modifications and amendments of this Agreement, the administration and holding of the Collateral, insurance expenses, and the enforcement, protection and adjudication of the parties’ rights hereunder by the Collateral Agent, including, without limitation, the reasonable disbursements, expenses and fees of the attorneys the Collateral Agent may retain, if any, each of the foregoing in proportion to their holdings of the Notes.  The Collateral Agent shall not be entitled to a separate fee for the services rendered pursuant to this Agreement.

KL2 2831962.3

8.6       Reliance on Documents and Experts.  The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or communication (which may be by facsimile, electronic mail or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of its own legal counsel, independent public accountants and other experts selected by the Collateral Agent.

8.7       Duties of the Collateral Agent; Standard of Care.

(a)       The Collateral Agent’s only duties are those expressly set forth in this Agreement, and the Collateral Agent hereby is authorized to perform those duties in accordance with commercially reasonable practices.  The Collateral Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Agreement and applicable law or perform any of its duties under this Agreement by or through its officers, employees, attorneys, or agents.

(b)       The Collateral Agent shall act in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

(c)       Any funds held by the Collateral Agent hereunder need not be segregated from other funds except to the extent required by law.  The Collateral Agent shall be under no liability for interest on any funds received by it hereunder.

8.8       Resignation.  The Collateral Agent may resign and be discharged of its duties hereunder at any time by giving written notice of such resignation to the other parties hereto, stating the date such resignation is to take effect.  Within five (5) days of the giving of such notice, a successor collateral agent shall be appointed by the Majority Noteholders; provided, however, that if the Purchasers are unable so to agree upon a successor within such time period, and notify the Collateral Agent during such period of the identity of the successor collateral agent, the successor collateral agent may be a person or entity designated by the Collateral Agent, and any and all fees of such successor collateral agent shall be the several obligation of the Purchasers.  The Collateral Agent shall continue to serve until the effective date of the resignation or until its successor accepts the appointment and receives the Collateral held by the Collateral Agent but shall not be obligated to take any action hereunder.

8.9       Exculpation.  The Collateral Agent and its officers, employees, attorneys and agents, shall not incur any liability whatsoever for the holding or delivery of documents or the taking of any other action in accordance with the terms and provisions of this Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Agreement), or for any act or omission of any other person engaged by the Collateral Agent in connection with the Transaction Documents, unless occasioned by the exculpated person’s gross negligence or willful misconduct; and each party hereto hereby waives any and all claims and actions whatsoever against the Collateral Agent and its officers, employees, attorneys and agents, arising out of or related directly or indirectly to any or all of the foregoing acts, omissions and circumstances.

KL2 2831962.3

8.10     Indemnification.  The Purchasers hereby agree to indemnify, reimburse and hold harmless the Collateral Agent and its directors, officers, employees, attorneys and agents, severally, from and against any and all claims, liabilities, losses and expenses that may be imposed upon, incurred by, or asserted against any of them, arising out of or related directly or indirectly to the Transaction Documents or the Collateral, except such as are occasioned by the indemnified person's own gross negligence or willful misconduct.

9.         Governing Law

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made in and wholly to be performed in that jurisdiction without regard to the choice of law rules of such state, except for matters arising under the Act or the Exchange Act which matters shall be construed and interpreted in accordance with such laws.  Any action brought to enforce, or otherwise arising out of, this Agreement shall be heard and determined in either a Federal or state court sitting in the County of New York, State of New York, and the parties consent to jurisdiction in the State of New York.

10.        Entire Agreement; Amendment

            Each Transaction Document delivered pursuant hereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof, and no party hereto shall be able or bound to any other party hereto in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  Except as expressly provided herein, none of the Transaction Documents may be amended, waived, discharged or terminated other than by a written instrument signed by the party or parties hereto against whom enforcement of any such amendment, waiver, discharge or termination is sought, except that the Majority Noteholders may agree to amend, waive, discharge or terminate this Agreement and the Notes on behalf of all Purchasers (so long as all Purchasers are proportionately treated (based on the relative then-outstanding principal balance of the Notes)).

11.       Notices, Etc.

           Any notice, demand or request required or permitted to be given by either the Company or any Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, by facsimile, electronic mail (or similar electronic transmission) with a hard copy to follow by two day courier addressed to the intended recipient thereof at the addresses of the parties hereto in the books and records of the Company or such other address as a party hereto may request by notifying the other in writing.

KL2 2831962.3

12.       Indemnification

            12. 1    Company Indemnification.  In consideration of the Purchasers’ execution and delivery of the Transaction Documents to which it is a party and acquiring the Notes hereunder and thereunder and in addition to all of the Company’s other obligations under the Transaction Documents to which it is a party, the Company shall defend, protect, indemnify and hold harmless the Purchasers and all of their affiliates, shareholders, trustees, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages (other than consequential damages), and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Purchaser Indemnified Liabilities”), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, or (c) any cause of action, suit or claim brought or made against such Purchaser Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) other than those arising from or resulting from a misrepresentation or breach of any representation or warranty made by such Purchaser Indemnitee contained in the Transaction Documents to which it is a party, the execution, delivery, performance or enforcement of the Transaction Documents, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes, or (iii) the status of the Purchasers as investors in the Company.

            12.2     Contribution; Mechanics and Procedures.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

13.       Expenses

            Any expenses of each Purchaser reasonably incurred in connection with such Purchaser’s prior, present and future investments in or otherwise relating to the Company, including, without limitation, the transactions contemplated under the Transaction Documents and any future financing of the Company, including, without limitation, any and all advisory, legal, filing and other fees incurred in connection therewith, whether incurred prior to or after the date hereof, shall in each case be paid by the Company.

KL2 2831962.3

14.       No Strict Construction

            The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party hereto.

15.       Third Party Beneficiaries

            This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity; provided, however, that purchasers of New Notes in the Rights Offering shall be deemed to be third party beneficiaries of Section 8 (for the purposes of which such purchasers shall be treated as “Purchasers” and holders of Notes), and Sections  9, 10, 12, 16, 17  and 20  of this Agreement.

16.       Survival

            All covenants, agreements, representations and warranties made by the Company and the Purchasers herein and in the Transaction Documents shall survive the execution of this Agreement, the delivery to the Purchasers of the Notes being purchased and the payment therefor.

17.       Successors and Assigns

            This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Majority Noteholders, including by merger or consolidation, except in accordance with the applicable provisions of the Notes with respect to which the Company is in compliance.  Each Purchaser may assign, without the consent of the Company, some or all of its rights hereunder to any person or entity to whom such Purchaser assigns or transfers Notes, or the right to acquire Notes, in accordance herewith; provided, that such transferee agrees in writing to be bound with respect to the transferred Notes to the provisions hereof that apply to the transferring Purchaser, in which event such assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights.

18.       Counterparts

            This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party hereto; provided, that a facsimile or PDF signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or PDF signature.

KL2 2831962.3

19.       Headings

            The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

20.       Severability

            If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

*   *   *   *   *

KL2 2831962.3

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

COMPANY: ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. By:__________________________________ Name: Title:
PURCHASERS:
BLACK FAMILY PARTNERS LP By: Black Family Partners GP, its general partner By:__________________________________ Leon D. Black Manager
__________________________________ JOHN J. HANNAN
orchard investments, llc By: Orchard Capital Corp., its manager By:__________________________________ Richard S. Ressler President
__________________________________ RICHARD S. RESSLER
COLLATERAL AGENT: orchard CAPITAL CORP. By:__________________________________ Richard S. Ressler President

[Signature Page to Note Subscription Agreement]

Exhibit A

Form of Note

(see attached)

KL2 2831962.3

Exhibit B

Security Agreement

(see attached)

KL2 2831962.3

Exhibit C

Capitalization Terms

KL2 2831962.3

Schedule I

Purchaser	Total Commitment Amount	Initial Note Principal Amount
Black Family Partners LP	$2,941,093	$823,506
John J. Hannan	$98,178	$27,490
Orchard Investments, LLC	$1,745,093	$488,626
Richard S. Ressler	$215,636	$60,378
	$5,000,000	$1,400,000